Exhibit 99.1

Bristol-Myers Squibb Reports First Quarter Financial Results

•	Reports Revenues of $4.0 Billion in the First Quarter

•	Posts First Quarter GAAP and Non-GAAP EPS of $0.71

•	Achieves Key Data and Regulatory Milestones Across Portfolio

•	Completes Strategic Transactions in Immuno-Oncology and Cardiovascular, Supporting the Company’s Evolving Portfolio

•	Adjusts 2015 GAAP EPS Guidance Range to $0.96 - $1.06 and Non-GAAP EPS Guidance Range to $1.60 - $1.70

(NEW YORK, April 28, 2015) - Bristol-Myers Squibb Company (NYSE:BMY) today reported results for the first quarter of 2015, which were highlighted by strong global sales for key brands, important regulatory and clinical milestones in immuno-oncology (I-O) and across the company’s portfolio, and the completion of several strategic transactions that will advance the company’s leadership in I-O and strengthen its pipeline in cardiovascular and genetically defined diseases.

“We have started the year off with strong sales among new and inline brands, including Yervoy, Eliquis, our hepatitis C franchise and Opdivo, and brought important new medicines to patients with cancer and HIV,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb. “We continued to advance our pipeline with key regulatory and clinical progress across our portfolio and invested in several important business development opportunities that will help strengthen our future portfolio.”

	First Quarter
$ amounts in millions, except per share amounts
	2015	2014	Change
Total Revenues	$4,041	$3,811	6%
GAAP Diluted EPS	0.71	0.56	27%
Non-GAAP Diluted EPS	0.71	0.46	54%

FIRST QUARTER FINANCIAL RESULTS

•
Bristol-Myers Squibb posted first quarter 2015 revenues of $4.0 billion, an increase of 6% compared to the same period a year ago. Excluding the divested Diabetes Alliance, global revenues increased 10% or 17% adjusted for foreign exchange impact.

•	U.S. revenues increased 16% to $2.0 billion in the quarter compared to the same period a year ago. International revenues decreased 2% to $2.0 billion.

•	Gross margin as a percentage of revenues was 79.0% in the quarter compared to 74.6% in the same period a year ago.

•	Marketing, selling and administrative expenses decreased 7% to $894 million in the quarter.

•	Advertising and product promotion spending decreased 17% to $135 million in the quarter.

•	Research and development expenses increased 7% to $1.0 billion in the quarter.

•	The effective tax rate was 17.2% in the quarter, compared to 5.0% in the first quarter last year. Income taxes in 2014 included tax benefits attributed to the diabetes divestiture.

•	The company reported net earnings attributable to Bristol-Myers Squibb of $1.2 billion, or $0.71 per share, in the quarter compared to $937 million, or $0.56 per share, a year ago.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $1.2 billion, or $0.71 per share, in the first quarter, compared to $766 million, or $0.46 per share, for the same period in 2014. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $11.9 billion, with a net cash position of $4.4 billion, as of March 31, 2015.

FIRST QUARTER PRODUCT AND PIPELINE UPDATE

Bristol-Myers Squibb’s global sales in the first quarter included Eliquis, which grew by $249 million, Yervoy, which grew 20%, Orencia and Sprycel, which grew 10% each, Daklinza and Sunvepra, which had combined sales of $264 million, and Opdivo, which had sales of $40 million.

Opdivo

•
In April, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency adopted a positive opinion recommending that Opdivo be granted approval for use in both first-line and previously treated patients with advanced (unresectable or metastatic) melanoma. This is the first positive opinion given by the CHMP for a PD-1 immune checkpoint inhibitor, and it will now be reviewed by the European Commission, which has the authority to approve medicines for the European Union (EU).

•
In April, at the American Association for Cancer Research meeting in Philadelphia, the company announced positive results from CheckMate -069, a Phase 2 trial evaluating a regimen of Opdivo+Yervoy versus Yervoy alone in patients with previously untreated advanced melanoma. Patients with BRAF wild-type mutation status treated with the Opdivo+Yervoy regimen experienced a higher objective response rate (ORR) of 61% (n=44/72) - the primary study endpoint - compared to 11% (n=4/37) for patients administered Yervoy monotherapy (P<0.001). Complete responses were also reported in 22% (n=16) of patients with BRAF wild-type mutation status administered the Opdivo+Yervoy regimen and in no patients who received Yervoy monotherapy. Similar results were also observed in BRAF mutation-positive patients. The results were published in The New England Journal of Medicine.

•
In April, the company announced that an open-label, randomized Phase 3 study evaluating Opdivo versus docetaxel in previously treated patients with advanced non-squamous non-small cell lung cancer (NSCLC) was stopped early because an assessment conducted by the independent Data Monitoring Committee concluded that the study met its endpoint, demonstrating superior overall survival in patients receiving Opdivo compared to the control arm.

•
In March, the FDA approved Opdivo for the treatment of patients with metastatic squamous NSCLC with progression on or after platinum-based chemotherapy. Opdivo is the first and only PD-1 therapy to demonstrate overall survival in previously treated metastatic squamous NSCLC.

Orencia

•
In April, the CHMP adopted a positive opinion approving the ClickJect Pre-Filled Pen, a new autoinjector delivery device for Orencia for use in adult patients in the E.U. who have moderate to severe active rheumatoid arthritis in combination with methotrexate after inadequate disease-modifying anti-rheumatic drug (DMARD) response.

Yervoy

•
In March, the FDA accepted for filing and review the sBLA for Yervoy for the adjuvant treatment of patients with stage 3 melanoma who are at high risk of recurrence following complete surgical resection. The projected FDA action date is October 28, 2015.

Daklinza

•
In April, the company announced that primary endpoints were successfully met in ALLY-1, a Phase 3 clinical trial evaluating a 12-week regimen of daclatasvir and sofosbuvir once-daily with ribavirin for the treatment of patients with chronic hepatitis C virus (HCV) with either advanced cirrhosis or post-liver transplant recurrence of HCV. The data was presented as a late-breaker at the European Association for the Study of the Liver annual meeting in Vienna. Daclatasvir is marketed as Daklinza in the E.U. and Japan.

•
In March, the FDA accepted the company’s resubmitted New Drug Application (NDA) to use daclatasvir in combination with sofosbuvir to treat chronic HCV genotype 3. The original NDA was amended to include data from ALLY-3, a Phase 3 trial that showed high cure rates for the combination, with sustained virologic response 12 weeks after treatment (SVR12) in 90% of treatment-naïve and 86% of treatment-experienced genotype 3 HCV patients. SVR12 rates were higher (96%) in non-cirrhotic genotype 3 patients, regardless of treatment history. The FDA will review the submission within a six-month timeframe.

•
In February, the company announced results from ALLY-2, a Phase 3 clinical trial evaluating the investigational once-daily combination of daclatasvir and sofosbuvir for the treatment of patients with chronic HCV coinfected with HIV. Among ALLY-2 patients treated for 12 weeks (treatment-naïve and -experienced), 97% (n=149/153) achieved cure (sustained virologic response 12 weeks after treatment; SVR12). The study met the primary endpoint, with 96% (n=80/83) of treatment-naïve genotype 1 patients achieving SVR12. Treatment with daclatasvir in combination with sofosbuvir in this study showed high SVR rates, with no discontinuations due to adverse events, and no serious adverse events related to study medications throughout the treatment phase.

Evotaz

•	In January, the FDA approved Evotaz (atazanavir 300 mg and cobicistat 150 mg) tablets in combination with other antiretroviral agents for the treatment of HIV-1 infection in adults.

HIV

•
In February, at the 2015 Conference on Retroviruses and Opportunistic Infections (CROI) in Seattle, the company announced data supporting further clinical development of BMS-955176, an investigational compound designed to prevent the maturation of HIV-1. The Phase 2a study findings confirm the antiretroviral activity of BMS-955176 as an HIV-1 maturation inhibitor.

•
In February, also at CROI, the company announced data from a Phase 2b trial of BMS-663068, an investigational compound designed as an HIV-1 attachment inhibitor, in treatment-experienced HIV-1 patients. In the study comparing BMS-663068 to Reyataz and ritonavir, virologic response rates (HIV-1 RNA <50 c/mL) and immunologic reconstitution were similar across both arms of the trial through 48 weeks. Based on the positive results of the Phase 2b trial, a Phase 3 clinical trial of the attachment inhibitor in heavily treatment-experienced patients began in February 2015.

Erbitux

•
In April, the company announced an agreement with Lilly to transfer rights to Erbitux in North America, including the U.S., Canada, and Puerto Rico, from Bristol-Myers Squibb to Lilly. Rights include, but are not limited to, full commercialization and manufacturing operational responsibilities.

FIRST QUARTER BUSINESS DEVELOPMENT UPDATE

•
In April, the company completed its acquisition of Flexus Biosciences, Inc., a privately held biotechnology company focused on discovering and developing novel anti-cancer therapeutics. The transaction, which was announced in February, includes full rights to F001287, Flexus’ lead preclinical, small-molecule IDO1-inhibitor targeted for IND filing in the second half of 2015 and an IDO/TDO discovery program that includes its IDO-selective, IDO/TDO dual and TDO-selective compound libraries.

•
In April, the company announced an agreement with uniQure N.V. that provides Bristol-Myers Squibb with exclusive access to uniQure’s gene therapy technology platform for multiple targets in cardiovascular diseases. The collaboration includes uniQure’s proprietary gene therapy program for congestive heart failure that is intended to restore the heart’s ability to synthesize S100A1, a calcium sensor and master regulator of heart function, and thereby improve clinical outcomes for patients with reduced ejection fraction. Beyond cardiovascular diseases, the agreement also includes the potential for target-exclusive collaboration in other disease areas. In total, the companies may collaborate on 10 targets, including S100A1.

•	In March, the company acquired an exclusive global license to Novo Nordisk’s discovery biologics research program focused on modulating the innate immune system as a therapy for autoimmune diseases.

•
In March, the company acquired an exclusive option to license and commercialize PROSTVAC®, Bavarian Nordic’s investigational Phase 3 prostate-specific antigen-targeting cancer immunotherapy in development for the treatment of asymptomatic or minimally symptomatic metastatic castration-resistant prostate cancer.

•
In February, the company announced an agreement with Rigel Pharmaceuticals, Inc. for the discovery, development and commercialization of cancer immunotherapies based on Rigel’s extensive portfolio of small molecule TGF beta receptor kinase inhibitors. The collaboration will focus on developing a new class of therapeutics aimed at increasing the immune system’s activity against various cancers either as monotherapy or in combination with immune checkpoint inhibitors, including Opdivo and Yervoy.

PROSTVAC® is a registered trademark of BN Immunotherapeutics, Inc.
2015 FINANCIAL GUIDANCE

Bristol-Myers Squibb is adjusting its 2015 GAAP EPS guidance range from $1.55 - $1.70 to $0.96 - $1.06 primarily due to upfront payments for business development transactions. The company is also adjusting non-GAAP EPS guidance range from $1.55 - $1.70 to $1.60 - $1.70. Both GAAP and non-GAAP guidance assume current exchange rates. Key 2015 non-GAAP line-item guidance assumptions remain unchanged.

The financial guidance for 2015 excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The non-GAAP 2015 guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related earnings per share information. These measures are adjusted to exclude certain costs, expenses, significant gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: restructuring and other exit costs; accelerated depreciation charges; IPRD and asset impairments; charges and recoveries relating to significant legal proceedings; upfront, milestone and other payments for in-licensing or acquisition of products that have not achieved regulatory approval which are immediately expensed; pension settlement charges; significant tax events and additional charges related to the Branded Prescription Drug Fee. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. Non-GAAP financial measures provide the company and its investors with an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. The company uses non-GAAP gross profit, non-GAAP marketing, selling and administrative expense, non-GAAP research and development expense, and non-GAAP other income and expense measures to set internal budgets, manage costs, allocate resources, and plan and forecast future periods. Non-GAAP effective tax rate measures are primarily used to plan and forecast future periods. Non-GAAP earnings and earnings per share measures are primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies which take into account assumptions about the continued extension of the R&D tax credit, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business development strategy, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the compounds will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.
There will be a conference call on April 28, 2015, at 11 a.m. EDT during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by dialing in the U.S. toll free 877-201-0168 or international 647-788-4901, confirmation code: 23528703. Materials related to the call will be available at the same website prior to the conference call.
For more information, contact: Ken Dominski, 609-252-5251, ken.dominski@bms.com, Communications; John Elicker, 609-252-4611, john.elicker@bms.com, Ranya Dajani, 609-252-5330, ranya.dajani@bms.com, Investor Relations.

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2015	2014	% Change	2015	2014	% Change
Three Months Ended March 31,
Key Products
Virology
Baraclude	$340	$406	(16)%	$46	$70	(34)%
Hepatitis C Franchise	264	—	N/A	—	—	N/A
Reyataz Franchise	294	344	(15)%	143	176	(19)%
Sustiva Franchise	290	319	(9)%	234	228	3%
Oncology
Erbitux(a)	165	169	(2)%	157	158	(1)%
Opdivo	40	—	N/A	38	—	N/A
Sprycel	375	342	10%	181	145	25%
Yervoy	325	271	20%	181	146	24%
Neuroscience
Abilify(b)	554	540	3%	508	325	56%
Immunoscience
Orencia	400	363	10%	259	229	13%
Cardiovascular
Eliquis	355	106	**	200	61	**

Mature Products and All Other	639	951	(33)%	97	227	(57)%

Total	4,041	3,811	6%	2,044	1,765	16%

Total Excluding Diabetes Alliance	3,987	3,632	10%	2,044	1,651	24%

**	In excess of 100%

(a)	Erbitux is a trademark of ImClone LLC. ImClone LLC is a wholly-owned subsidiary of Eli Lilly and Company.
(b)	Abilify is a trademark of Otsuka Pharmaceutical Co., Ltd.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31,
	2015	2014
Net product sales	$3,059	$2,807
Alliance and other revenues	982	1,004
Total Revenues	4,041	3,811

Cost of products sold	847	968
Marketing, selling and administrative	894	957
Advertising and product promotion	135	163
Research and development	1,016	946
Other (income)/expense	(299)	(208)
Total Expenses	2,593	2,826

Earnings Before Income Taxes	1,448	985
Provision for Income Taxes	249	49

Net Earnings	1,199	936
Net Earnings/(Loss) Attributable to Noncontrolling Interest	13	(1)
Net Earnings Attributable to BMS	$1,186	$937

Earnings per Common Share
Basic	$0.71	$0.57
Diluted	$0.71	$0.56

Average Common Shares Outstanding:
Basic	1,663	1,652
Diluted	1,676	1,666

Other (Income)/Expense
Interest expense	$51	$54
Investment income	(30)	(23)
Provision for restructuring	12	21
Litigation charges	12	29
Equity in net income of affiliates	(26)	(36)
Out-licensed intangible asset impairment	13	—
Gain on sale of product lines, businesses and assets	(154)	(259)
Other alliance and licensing income	(161)	(108)
Pension curtailments, settlements and special termination benefits	27	64
Other	(43)	50
Other (income)/expense	$(299)	$(208)

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014
(Unaudited, dollars in millions)

	Three Months Ended March 31,
	2015	2014
Cost of products sold(a)	$34	$45

Marketing, selling and administrative(b)	1	3

Upfront, milestone and other payments	162	15
IPRD impairments	—	33
Research and development	162	48

Provision for restructuring	12	21
Gain on sale of product lines, businesses and assets	(152)	(259)
Pension curtailments, settlements and special termination benefits	27	64
Acquisition and alliance related items	(36)	16
Litigation charges	14	25
Out-licensed intangible asset impairment	13	—
Loss on debt redemption	—	45
Other (income)/expense	(122)	(88)

Increase to pretax income	75	8

Income tax on items above	(68)	(179)

Increase/(decrease) to net earnings	$7	$(171)

(a) Specified items in cost of products sold are accelerated depreciation, asset impairment and other shutdown costs.
(b) Specified items in marketing, selling and administrative are process standardization implementation costs.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014
(Unaudited, dollars in millions)

Three Months Ended March 31, 2015	GAAP	Specified Items*	Non GAAP
Gross Profit	$3,194	$34	$3,228
Marketing, selling and administrative	894	(1)	893
Research and development	1,016	(162)	854
Other (income)/expense	(299)	122	(177)
Effective Tax Rate	17.2%	3.6%	20.8%

Three Months Ended March 31, 2014	GAAP	Specified Items*	Non GAAP
Gross Profit	$2,843	$45	$2,888
Marketing, selling and administrative	957	(3)	954
Research and development	946	(48)	898
Other (income)/expense	(208)	88	(120)
Effective Tax Rate	5.0%	18.0%	23.0%

*	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF NON-GAAP EPS TO GAAP EPS
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31,
	2015	2014
Net Earnings Attributable to BMS used for Diluted EPS Calculation - GAAP	$1,186	$937
Less Specified Items*	7	(171)
Net Earnings used for Diluted EPS Calculation – Non-GAAP	$1,193	$766

Average Common Shares Outstanding – Diluted	1,676	1,666

Diluted Earnings Per Share — GAAP	$0.71	$0.56
Diluted EPS Attributable to Specified Items	—	(0.10)
Diluted Earnings Per Share — Non-GAAP	$0.71	$0.46

*	Refer to the Specified Items schedule for further details.

BRISTOL-MYERS SQUIBB COMPANY
NET CASH/(DEBT) CALCULATION
AS OF MARCH 31, 2015 AND DECEMBER 31, 2014
(Unaudited, dollars in millions)

	March 31, 2015	December 31, 2014
Cash and cash equivalents	$6,294	$5,571
Marketable securities - current	1,313	1,864
Marketable securities - long term	4,279	4,408
Cash, cash equivalents and marketable securities	11,886	11,843
Short-term borrowings and current portion of long-term debt	(330)	(590)
Long-term debt	(7,127)	(7,242)
Net cash position	$4,429	$4,011